UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2016

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “we”, “us” and “our” refer to Hospitality Properties Trust and certain of its subsidiaries.

Item 7.01.  Regulation FD Disclosure.

We have announced the following updates:

•                  The incentive fee payable under our business management agreement with The RMR Group LLC, or RMR LLC, for 2015 is $62.3 million and is payable in cash by January 30, 2016. As of September 30, 2015, we had recorded $17.4 million of estimated incentive fees. We expect to recognize an additional $44.9 million of incentive fee expense in the fourth quarter of 2015 to reflect the actual incentive fees due for the year ended December 31, 2015.

Under our business management agreement, the incentive management fee may be earned by RMR LLC for an annual period in an amount, subject to a cap based on the value of our outstanding common shares of beneficial interest, $.01 par value, or our common shares, equal to 12% of the product of (a) our equity market capitalization on the last trading day on the year immediately prior to the relevant measurement period and (b) the amount (expressed as a percentage) by which the total return per share realized by the holders of our common shares (i.e., share price appreciation plus dividends) exceeds the total shareholder return of the SNL US REIT Hotel Index for the relevant measurement period.

•                  In December 2015, we distributed approximately 2.5 million shares of Class A common stock of The RMR Group Inc., or RMR Inc., to our shareholders. On the distribution date, the carrying value of our RMR Inc. Class A common stock was $26.51 per share and the market value was $11.89 per share (based on the closing price per RMR Inc. Class A common share on the distribution date).  As a result of the market value of RMR Inc.’s Class A common stock being lower than our carrying value per RMR Inc. share on the distribution date, we expect to recognize a non-cash loss on this distribution under U.S. generally accepted accounting principles of approximately $36.8 million in the fourth quarter of 2015.  Since the distribution date, the trading price of RMR Inc.’s Class A common stock has increased to $19.20 per share (based on the closing price per RMR Inc. Class A common share on January 15, 2016).  If the trading price of RMR Inc.’s Class A common stock on the distribution date had been at the increased price of $19.20 per share, we would have recognized a smaller non-cash loss on the distribution.

•                  In January 2016, we agreed to acquire a full service hotel with 221 rooms located in Portland, Oregon for a purchase price of $114.0 million, excluding closing costs. We plan to add this hotel to our management agreement with InterContinental Hotels Group, plc. We expect to fund this acquisition using cash on hand and borrowings under our revolving credit facility. The closing of this acquisition is contingent upon completion of our diligence and other customary closing conditions; accordingly, we can provide no assurance that we will purchase this property or, if we purchase this property, it will be on the terms previously described.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS CURRENT REPORT ON FORM 8-K CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE” OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT

GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THE TRADING PRICE OF RMR INC.’S CLASS A COMMON STOCK HAS INCREASED SIGNIFICANTLY SINCE ITS CLOSING PRICE ON THE DISTRIBUTION DATE; HOWEVER, WE CAN MAKE NO ASSURANCE THAT THE PRICE WILL REMAIN AT ITS CURRENT LEVEL AND IT MAY DECREASE AS A RESULT OF MANY FACTORS, INCLUDING SOME BEYOND OUR CONTROL, AND

•                  CONTINGENCIES IN OUR PENDING ACQUISITION AGREEMENT MAY NOT BE SATISFIED AND OUR PENDING ACQUISITION MAY NOT OCCUR, MAY BE DELAYED OR THE TERMS OF SUCH TRANSACTION MAY CHANGE.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN OUR PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS.  OUR FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

	By:	/s/ Mark L. Kleifges
	Name:	Mark L. Kleifges
	Title:	Treasurer and Chief Financial Officer

Date: January 19, 2016